Exhibit 99.6
DIRECTORS’ CIRCULAR
This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Terra Nova Offer (as defined below) you should consult your investment advisor, stockbroker, lawyer or other professional advisor.
THE BOARD OF DIRECTORS OF MASS FINANCIAL CORP. (“Mass” or “Company”) RECOMMENDS THAT SHAREHOLDERS DO ACCEPT THE OFFER BY TERRA NOVA ROYALTY CORPORATION AND TTT ACQUISITION CORP., ITS WHOLLY OWNED SUBSIDIARY, TO PURCHASE ALL OF THE OUTSTANDING CLASS A COMMON SHARES OF MASS FINANCIAL CORP. (“Mass Shares”) AND THAT YOU TENDER YOUR MASS SHARES.
NOTICE TO SHAREHOLDERS
The Offer to which this Directors’ Circular relates is in respect of the securities of a Barbadian company and while the company is subject to Barbados laws, regulations and disclosure requirements, shareholders should be aware that such requirements may be different from those of other jurisdictions. The enforcement by non-Barbadian investors of civil liabilities may be affected by the fact that Mass is a Barbados corporation, that its directors and officers are non Barbadian residents and that a majority of its assets are not located in Barbados.
October 14, 2010

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TABLE OF CONTENTS

PREFACE	PAGE 1
NOTICE TO SHAREHOLDERS	PAGE 1
TABLE OF CONTENTS	PAGE 2
DEFINITIONS	PAGE 3
SUMMARY	PAGE 5
DIRECTORS’ RECOMMENDATION	PAGE 7
REASONS FOR RECOMMENDATION	PAGE 7
OFFER	PAGE 9
OFFER RATIO	PAGE 10
OFFER CONDITIONS	PAGE 12
DIRECTORS’ AND OFFICERS’ SHAREHOLDING	PAGE 14
ISSUE OF SHARES TO AND VESTING OF OPTIONS BY DIRECTORS AND OFFICERS	PAGE 14
SHAREHOLDER OWNING MORE THAN 10% OF THE SHARES	PAGE 14
INTERESTS IN THE OFFEROR	PAGE 15
TRADING IN MASS SHARES	PAGE 15
ACCEPTANCE OF OFFER	PAGE 15
MATERIAL CONTRACTS	PAGE 16
DIRECTORS’ AND OFFICERS’ CONTRACTS	PAGE 16
CONTRACTS WITH OFFEROR	PAGE 16
CONTRACTS BETWEEN SHAREHOLDERS AND OFFEROR	PAGE 16
PRIOR SIX MONTHS’ TRADING	PAGE 17
FINANCIAL INFORMATION	PAGE 17
INTENT TO PURCHASE SHARES IN THE COMPANY	PAGE 17
OTHER MATERIAL FACTS	PAGE 17
FINANCIAL ADVISORS	PAGE 17
DIRECTORS, CORPORATE SECRETARY, BOARD RESOLUTIONS	PAGE 17

APPENDIX 1	FAIRNESS OPINION
APPENDIX 2	UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF MASS AS OF JUNE 30, 2010

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DEFINITIONS
“Agreement” shall have the meaning ascribed thereto under the heading “The Offer”;
“Arbitration Award” shall have the meaning ascribed thereto under the heading “The Offer”;
“Board” means the board of directors of Mass;
“Canadian GAAP” means Canadian generally accepted accounting principles;
“Code” means the Internal Revenue Code (United States);
“Company” means Mass Financial Corp.;
“Compulsory Acquisition” shall have the meaning ascribed thereto under the heading “The Offer”;
“Conditions” shall have the meaning ascribed thereto under the heading “The Offer Conditions”;
“Contemplated Transactions” means the transactions contemplated in the Agreement;
“Fairness Opinion” shall have the meaning ascribed thereto under the heading “The Offer” and as attached in Appendix 1;
“IFRS” means International Financial Reporting Standards;
“KID Shares” means the shares of KHD Humboldt Wedag International AG;
“Mass” means Mass Financial Corp.;
“Mass Adjustments” shall have the meaning ascribed thereto under the heading “The Offer”;
“Mass Rights Plan” means the shareholder rights plan set out in the amended and restated shareholder rights plan agreement dated as of May 13, 2008;
“Mass Shareholders” means the holders of the Mass Shares;
“Mass Shares” means the Class A Common Shares of Mass;
“Merger” shall have the meaning ascribed thereto under the heading “Summary”;
“Minimum Tender Conditions” shall have the meaning ascribed thereto in the Offer Document;
“NYSE” means the New York Stock Exchange;
“Offer” means the offer described in the definition of Terra Nova Offer;
“Offer Document” means the document dated October 7, 2010 containing the Offer;
“Offeror” means collectively Terra Nova and Terra Nova Subco;
“Offer Ratio” shall have the meaning ascribed thereto under the heading “The Offer Ratio”;
“Offer Ratio Adjustments” shall have the meaning ascribed thereto under the heading “The Offer Ratio”;
“Property Payment” shall have the meaning ascribed thereto under the heading “The Offer”;
“Registration Statement” shall have the meaning ascribed thereto under the heading “The Offer”;
“Rights Offering” means the rights offering of Terra Nova to its shareholders of record on August 6, 2010, which expired on September 2, 2010;

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“SEC” means the United States Securities and Exchange Commission;
“Southridge” means Southridge Investment Group LLC.;
“Special Committee” means a committee established by the Board;
“Terra Nova” means Terra Nova Royalty Corporation;
“Terra Nova Adjustments” shall have the meaning ascribed thereto under the heading “The Offer”;
“Terra Nova Offer” means the offer made by Terra Nova Subco to Mass Shareholders to acquire all Mass Shares pursuant to the terms of the Agreement;
“Terra Nova Subco” means TTT Acquisition Corp.;
“Third KID Distribution” shall have the meaning ascribed thereto under the heading “The Offer”;
“Top-Up-Option” shall have the meaning ascribed thereto under the heading “The Offer”;
“U.S. GAAP” means accounting principles generally accepted in the United States; and
“US$” means United States Dollars.

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SUMMARY
The information set out below is intended as a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors’ Circular.

Recommendation of the Board of Directors	The Board recommends that Mass Shareholders ACCEPT the Terra Nova Offer and TENDER their Mass Shares pursuant to the Terra Nova Offer.

The Agreement	Pursuant to a support and merger agreement (the “Agreement”) dated September 24, 2010 among Terra Nova, Terra Nova Subco, a wholly-owned subsidiary of Terra Nova, and Mass, Terra Nova and Terra Nova Subco agreed to, subject to certain conditions set out in the Agreement, make the Offer. The Agreement also provides for the subsequent amalgamation or merger of Mass and Terra Nova Subco (the “Merger”).

The Terra Nova Offer	By way of the Offer Document dated October 7, 2010, Terra Nova and its wholly owned subsidiary, Terra Nova Subco, offered to acquire each outstanding Mass Share in exchange for one common share of Terra Nova.

The Terra Nova Offer is conditional and currently scheduled to expire at 11:59 pm on November 8, 2010. The conditions are set out in more detail below.

Reasons for Recommendation	After careful consideration, the Board of Mass has concluded that the Terra Nova Offer and the Merger are in the best interest of the shareholders of the Company or of the Company itself.

The Board has reviewed and considered the Terra Nova Offer and the Merger, with the benefit of its corporate, financial and legal advisors. The following is a summary of the principal reasons for the recommendation of the Board to the shareholders of Mass that they ACCEPT the Terra Nova Offer and TENDER their Mass Shares to the Terra Nova Offer.

The Board believes that completion of the Offer and the Merger will result in:
•	The creation of a well capitalized company with enhanced growth opportunities.

•	Value creation potential through integration and combination of the complementary businesses of the parties.

•	The elimination of overlapping activities in natural resources segment.

•	Access to a liquid trading market for Mass Shareholders through listing at NYSE.

•	Enhanced corporate governance requirements.

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Further reasons for the Board’s recommendation are the following:
•	The opinion of Southridge Investment Group LLC. that the consideration to be received by Mass Shareholders under the offer is fair, from a financial point of view, to the Mass Shareholders. The fairness opinion is enclosed in this Directors’ Circular.

•	The likelihood that Mass Shareholders will not recognize any gain or loss in the exchange of the shares as a result of the likelihood that the offer and the Merger constitute a reorganization within the meaning of section 368(a) of the Code.

•	The dissenting rights of Mass Shareholders in respect of any Compulsory Acquisition or certain other transactions contemplated under the Agreement.

•	The likelihood of completion of the Offer.
The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but is believed to include the material factors considered by the Board. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Offer and the Contemplated Transactions, the Board did not consider it practical to, and did not, quantify, rank or otherwise assign specific weights to all of the factors that it considered in reaching its determination and recommendation. In considering the factors described above and other factors, individual members of the Board may have given different weight to different factors. The Board considered this information as a whole, and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendation.
This Directors’ Circular is issued by the Board in connection with the Offer made by Terra Nova and Terra Nova Subco to purchase any and all of the outstanding Class A Common Shares of Mass by exchange of each one such Mass Share for one common share of Terra Nova as set out in the Offer Document, a copy of which was sent to the Mass Shareholders by Terra Nova.
All information contained in this Directors’ Circular relating to the Offer has been taken from or is based on information disclosed in the Offer Document and other public sources. The Board does not assume any responsibility for the accuracy or completeness of such information.
All dollar amounts in this Directors’ Circular are expressed in United States Dollar, unless otherwise indicated.

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DIRECTORS’ RECOMMENDATION
The Board recommends that Mass Shareholders
accept the Offer and tender their Mass Shares
pursuant to the Offer.
Mass Shareholders are urged to seek independent investment, financial and legal advice in respect of their own circumstances.
REASONS FOR RECOMMENDATION
The Board, assisted by its financial, corporate and legal advisors, has carefully considered the Offer, the Merger and the Contemplated Transactions, in particular the Merger. In concluding that the Offer and the Contemplated Transactions are in the best interest of the shareholders or the Company and its wider stakeholders, and in determining to recommend that it be accepted, the Board considered a number of factors as being the most relevant which are outlined below.
Please also note that all Directors who hold shares in the Company intend to accept the Offer.
The Terra Nova Offer fully reflects the intrinsic value of the Company
Prior to entering into the Agreement with Terra Nova and Terra Nova Subco (as is described in more detail herein below) the Board established a special committee (“Special Committee”). The Special Committee, pursuant to an engagement agreement dated September 23, 2010, engaged Southridge as independent financial advisors with the primary scope to evaluate the Agreement and in particular to prepare and deliver to the Special Committee its opinion as to the fairness, from a financial point of view, of the consideration to be received by the Mass Shareholders under the Offer (“Fairness Opinion”). The Fairness Opinion is enclosed hereto in Appendix 1.
Based on the following factors, Mass’s board determined to unanimously (other than the Chairman who abstained due to his position as a director and officer of Terra Nova) approve the Offer and the Contemplated Transactions and to recommend that all holders of Mass Shares accept the Offer and tender their Mass Shares:
•	the creation of a significant well capitalized company with enhanced growth opportunities and global capabilities;

•	the potential to create value through integration and combination of the complementary businesses of the parties and eliminating overlap in the natural resources segment;

•	since common shares of Terra Nova are listed and traded on the NYSE, Mass Shareholders will have access to a large, liquid trading market for their securities;

•	the exchange ratio under the Offer is based upon the fully-diluted net book value of each company adjusted: (i) in the case of Terra Nova, to reflect the fair value of its Wabush royalty interest, the after-tax recovery for past royalty underpayments, its recently completed rights offering and the

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distribution by Terra Nova of KID Shares on September 23, 2010; and (ii) in the case of Mass, to reflect the conversion of its Convertible Bonds and the fair value of its iron ore interests;

•	the enhanced corporate governance requirements for companies incorporated in British Columbia and listed on the New York Stock Exchange;

•	the opinion of Southridge that the consideration to be received in the Offer is fair, from a financial point of view, to the Mass Shareholders;

•	the likelihood that Mass Shareholders will not recognize any gain or loss in the exchange of their Mass Shares for common shares of Terra Nova as a result of the likelihood that the Offer and the Contemplated Transactions constitute a reorganization within the meaning of Section 368(a) of the Code;

•	Mass Shareholders will be granted dissent rights in connection with any Compulsory Acquisition by Terra Nova of Mass Shares not tendered in the Offer or in any subsequent acquisition transaction; and

•	the likelihood that the Offer and the Merger will be consummated, including the reasonableness of the conditions to the Offer and the closing thereof.
Although each of the foregoing factors was considered important by the Board in determining whether to recommend the Offer to Mass Shareholders, the most compelling reasons for such recommendation are the enhanced ability of the Company to grow and expand its businesses through Terra Nova as well as the consideration offered, which gives Mass Shareholders the opportunity to invest in Terra Nova.
The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but is believed to include the material factors considered by the Board. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Offer and the transactions contemplated under the Agreement, the Board did not consider it practical to, and did not, quantify, rank or otherwise assign specific weights to all of the factors that it considered in reaching its determination and recommendation. In considering the factors described above and other factors, individual members of the Board may have given different weight to different factors. The Board considered this information as a whole, and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendation.
The Mass board also evaluated and discussed the following risks that might arise:
•	the risk that the potential benefits sought in the Offer would not be fully realized;

•	certain risks applicable to Terra Nova’s business after the completion of the Offer and the Contemplated Transactions;

•	the risk that the fixed exchange ratio of the Offer consideration could lead, in the event of a decline in the market price of Terra Nova common shares, to a reduced value of the consideration received by Mass’s shareholders;

•	the risk that the conditions of the Offer and the Contemplated Transactions would not be met; and

•	the risk that Mass’s shareholders will not tender sufficient shares in the Offer to meet the minimum number of Mass Shares required to be tendered and not validly withdrawn prior to the expiration of the Offer;

•	or that Terra Nova’s shareholders will not approve the issuance of the Terra Nova common shares required to be issued as part of the Offer.
Mass’s Board believes that the foregoing risks are outweighed by the potential benefits of the Offer and the Contemplated Transactions to Mass’s shareholders. The Board also considered various alternatives to the Offer, the Merger and the Contemplated Transactions, including remaining independent, and

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determined that the Offer and the Contemplated Transactions represent the best potential opportunity for Mass and its shareholders.
THE OFFER
The Offer is a part of a several step transaction designed to effect a combination between Terra Nova and Mass with an exchange ratio based upon the fully-diluted net book value per share of each company adjusted: (i) in the case of Terra Nova (“Terra Nova Adjustments”), to reflect the fair value of its Wabush royalty interest, the after-tax recovery for past Wabush royalty underpayments, excluding pending claims for interest and costs (“Arbitration Award”), the recently completed Rights Offering by Terra Nova, a payment for a resource property in the third quarter of 2010 (“Property Payment”) and the distribution of the shares previously held in KHD Humboldt Wedag International AG on September 23, 2010 (“Third KID Distribution”); and (ii) in the case of Mass (“Mass Adjustments”), to reflect the fair value of its resource interests and the conversion to shares of debt instruments.
On September 24, 2010, Mass, Terra Nova and Terra Nova Subco entered into the Agreement which provides for the implementation of the combination described above. Pursuant to the terms of the Agreement, Terra Nova and Terra Nova Subco agreed to make the Offer to Mass Shareholders to acquire each outstanding Mass Share in exchange for one common share of Terra Nova. The Offer was to be and has been made pursuant to a registration statement on Form F-4 under the United States Securities Act of 1933 (“Registration Statement”), which includes the Offer Document, and was to be and was filed with the United States Securities and Exchange Commission on October 7, 2010, in connection with the Terra Nova common shares to be issued pursuant to the Offer and was mailed to Mass Shareholders.
Pursuant to the Agreement, Mass granted Terra Nova and Terra Nova Subco a top-up option (“Top-Up-Option”), which will allow them to purchase from Mass up to such number of newly issued Mass Shares equal to the number of Mass Shares that, when added to the number of Mass Shares owned by Terra Nova and Terra Nova Subco at the time of exercise of the Top-Up Option (excluding any Mass Shares held by Terra Nova and Terra Nova Subco or its affiliates at the time of commencement of the Offer), constitutes one share more than ninety percent (90%) of the number of Mass Shares that would be outstanding immediately after the issuance of the Top-Up Shares. Mass’s obligation to deliver the Top-Up Shares on the exercise of the Top-Up Option is subject to Terra Nova and/or Terra Nova Subco having accepted all Mass Shares tendered in the Offer and not withdrawn and will have met or exceeded the Minimum Tender Conditions.
If Terra Nova acquires 90% or more of the Mass Shares, Terra Nova intends to acquire the remaining Mass Shares that it does not already own through a compulsory acquisition procedure under the Barbados Companies Act (“Compulsory Acquisition”). In the event of a Compulsory Acquisition, Mass Shareholders who do not accept the Offer may elect to either: (i) receive the same consideration received by any accepting Mass Shareholder under the Offer; or (ii) receive the fair value of their Mass Shares in accordance with the procedures under the Barbados Companies Act.
Upon the acquisition by Terra Nova or Terra Nova Subco of all of the outstanding Mass Shares, the Agreement provides for the Merger of Terra Nova Subco and Mass. The Agreement provides that if the Merger cannot be consummated for any reason, Terra Nova and Terra Nova Subco will use their commercially reasonable efforts to pursue other means of causing the amalgamation or merger of Terra Nova Subco and Mass, provided that the consideration per Mass Share offered thereby shall be at least equivalent in value to the consideration per Mass Share offered under the Offer. If Terra Nova Subco takes up and pays for Mass shares, under the Offer and meets the Minimum Tender Condition, Mass has

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agreed to assist Terra Nova and Terra Nova Subco with any subsequent acquisition transaction to acquire the remaining Mass Shares or cause the amalgamation or merger of Terra Nova Subco and Mass. If a subsequent acquisition transaction is entered into, the amalgamation or merger of Terra Nova Subco and Mass may be delayed pursuant to the requirements of such transaction.
THE OFFER RATIO
The Offer is part of a several step transaction, which includes the subsequent merger of Mass, designed to effect a combination with an exchange ratio for the Offer (“Offer Ratio”), based upon the fully-diluted adjusted net book value per share of each of the companies. For the purposes of the Offer and in settling the Offer Ratio thereunder, management and the boards of Terra Nova and Mass agreed that Terra Nova’s reported shareholders’ equity as at June 30, 2010 would be adjusted to reflect:
•	the Rights Offering;

•	the Third KID Distribution;

•	the change to the fair value of its royalty interest in the Wabush resource property;

•	the Arbitration Award; and

•	a payment for a resource property by Terra Nova in the third quarter of 2010,
(collectively referred to as the “Terra Nova Adjustments”).
For the purposes of the Offer and settling the Offer Ratio, management and the boards of Terra Nova and Mass agreed that Mass’s reported shareholders’ equity as at June 30, 2010 would be adjusted to reflect the fair value of certain of its resource interests and for the conversion of debt instruments to shares that occurred subsequently, referred to as the “Mass Adjustments” and, together with the Terra Nova Adjustments, referred to as the “Offer Ratio Adjustments”.
The effect of the Offer Ratio Adjustment to Terra Nova’s and Mass’ reported shareholders’ equity for the purposes of the Offer was as follows:

		June 30,
		2010
		(dollars in thousands)
Terra Nova Shareholders' equity	Historical amount	$206,567
	Terra Nova Adjustments:
	Rights Offering	49,970
	Payment for resource property in shares in 3rd quarter 2010	303
	Arbitration Award	6,408
	Revaluation of interest in Wabush resource property, net of taxes, pursuant to IFRS	121,000
	Third Distribution	(46,705)

	Pro forma for the Terra Nova Adjustments	337,543

	Shares outstanding	37,897,538	(1)

	Adjusted shareholders’ equity per share for the Offer Ratio	$8.91

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(1)	Includes 328,239 Terra Nova common shares held by Mass which will be eliminated after completion of the Offer.

		June 30,
		2010
		(dollars in thousands)
Mass Shareholders' equity	Historical amount	$215,362
	Mass Adjustments:
	Fair value of resource property	18,000
	Conversion of debt instruments	2,610

	Pro forma for the Mass Adjustment	$235,972

	Shares outstanding	26,204,716	(1)

	Adjusted shareholders’ equity per share for the Offer Ratio	$9.00

(1)	Includes 1,203,627 Mass Shares held by Terra Nova which will be eliminated after completion of the Offer.
The Terra Nova Adjustments for the purposes of the Offer all represent actual events that have been implemented or occurred subsequent to June 30, 2010 and will be reflected in its next interim quarterly financial statements, other than the increase in the fair value of the royalty interest in the Wabush resource property pursuant to IFRS. This interest is comprised of a mining sub-lease for the Wabush iron-ore mine in Newfoundland and Labrador, Canada. Under the sub-lease, the mine owner pays to Terra Nova a royalty payment based upon the amount of iron ore pellets shipped from Point Noire, Quebec. The mining sub-lease commenced in 1956 and runs to 2055. Between 2005 to the end of 2009, gross annual royalty payments under the sub-lease have fluctuated from a low of $16.4 million to a high of $31.3 million. Currently, this interest is recorded on Terra Nova’s books at $26.1 million. The increase in its fair value is expected to occur once Terra Nova adopts IFRS as required for Canadian companies currently applying Canadian GAAP. Such an increase is not currently permitted under Canadian and U.S. GAAP.
Based upon the Offer Ratio Adjustments, for the purposes of the Offer, the parties determined and agreed that the fully diluted adjusted net book value per share of each party was approximately equal and formed the basis for the agreed Offer Ratio.
The Offer Ratio Adjustments reflect agreed upon adjustments to each party’s shareholders’ equity on a stand-alone basis. They do not, and are not intended to, represent or be indicative of the consolidated financial position of Terra Nova or Mass as at the date presented. These Offer Ratio Adjustments are not in accordance with generally accepted accounting principles for the Offer, reflect adjustments not related to the Offer and do not reflect all adjustments and eliminations required to give pro forma effect to the Offer. They are not, and should not, be taken as representative of the financial position of Terra Nova after giving pro forma effect to the Offer. For a discussion of and to see the pro forma effect of the Offer in accordance with generally accepted accounting principles, see “Pro Forma Financial Statements” on page 12 of the Offer Document.

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THE OFFER CONDITIONS
Notwithstanding the provisions of the Agreement, Terra Nova and Terra Nova Subco have the right to withdraw or terminate the Offer and not be required to accept for payment, take up, purchase or pay for any Mass Shares deposited under the Offer unless all of the conditions set out in the Agreement (“Conditions”) have been satisfied (or waived by Terra Nova and Terra Nova Subco) at or prior to the expiry of the Offer, subject to the right of Terra Nova Subco to extend from time to time the period during which Mass Shares may be deposited under the Offer pursuant to the Agreement. The Conditions include, among other things:
Minimum Tender Condition — A minimum of 50.1% of the Mass Shares then outstanding, including any Mass Shares held by the Company and its affiliates (calculated on a fully-diluted basis) shall have been validly deposited under the Offer and not withdrawn;
Approval of Share Issuance Resolution — The shareholders of Terra Nova shall have approved the issuance of the common shares to be offered in exchange for the Mass Shares;
Support of Mass Board — The Mass Board shall not have withdrawn or modified, in any manner (other than non-substantive modifications), its approval or recommendation of the Offer;
Waiver of Mass Rights Plan — Terra Nova shall have determined, acting reasonably, that, on terms satisfactory to Terra Nova, the Mass Rights Plan does not provide rights to the Mass Shareholders to purchase any securities of Mass as a result of any Contemplated Transactions and does not and will not adversely affect the Offer, Terra Nova, its subsidiaries or any of its affiliates either before or on consummation of the applicable Contemplated Transactions;
Receipt of Government Approvals — All government and regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, investigations, orders, rulings, decisions, statements of no objection and exemptions (including, without limitation, those required under laws and those of any stock exchange or other securities regulatory authority), which Terra Nova or Terra Nova Subco shall have determined, acting reasonably, are necessary or desirable to complete the Offer, shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to Terra Nova, acting reasonably;
Effectiveness of Registration Statement — The Registration Statement shall have been declared effective by the SEC;
Agreement — The Agreement shall not have been terminated in accordance with its terms;
Absence of Litigation — Terra Nova shall have determined, acting reasonably, that (A) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court, tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) whether or not having the force of law, and (B) no law shall have been proposed, enacted, promulgated or applied, in either case: (i) to cease trade, enjoin, prohibit, make illegal or impose material limitations or conditions on the purchase by or the sale to Terra Nova or Terra Nova Subco of the Mass Shares, or the right of Terra Nova or Terra Nova Subco to own or exercise full rights of ownership of the Mass Shares or the consummation of a Contemplated Transaction; (ii) which, if the Offer (or any Contemplated Transaction) were consummated, would reasonably be expected to have a material adverse effect in respect of Mass or Terra Nova; (iii) which would materially and adversely affect the value of the Mass Shares to Terra Nova or Terra Nova Subco, or the ability of Terra Nova and Terra Nova Subco to proceed with the Offer, acquire the Top-Up Shares, effect any Contemplated Transaction and/or take up and pay for any Mass Shares deposited under the Offer or any

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Contemplated Transaction; (iv) seeking to prohibit or limit the ownership or operation by Terra Nova or Terra Nova Subco of any material portion of the business or assets of Mass or a subsidiary or a significant investee of Mass or to dispose of or hold separate any material portion of the business or assets of such parties as a result of the Offer (or any Contemplated Transaction); (v) seeking to or compelling Terra Nova or Terra Nova Subco to dispose of any Mass Shares; or (vi) seeking to impose damages on Terra Nova, Mass or any of their respective affiliates as a result of the Contemplated Transactions;
Absence of Legal Prohibitions — There shall not exist any prohibition at law against Terra Nova or Terra Nova Subco making or maintaining the Offer or taking up and paying for any Mass Shares deposited under the Offer or completing a Contemplated Transaction;
No Material Adverse Effect — Terra Nova shall have determined, acting reasonably, that there does not exist and shall not have occurred (or, if there does exist or shall have occurred prior to the commencement of the Offer, there shall not have been disclosed generally by way of press release and material change report or to Terra Nova in writing on or before the execution and delivery of the Agreement) any change (or any condition, event or development involving a prospective change) in the business, operations (including results of operations), properties, assets, liabilities (including contingent liabilities that may arise through outstanding, pending or threatened litigation), condition (financial or otherwise), operations, results of operations, prospects, of Mass or any of Mass’s subsidiaries or significant investees that, when considered either individually or in the aggregate, has resulted or would reasonably be expected to result in a material adverse effect in respect of Mass, or which, if the Contemplated Transactions were consummated, would be reasonably expected to have a material adverse effect in respect of Terra Nova;
Compliance by Mass — Mass shall have complied in all material respects with its covenants and obligations under the Agreement to be complied with at or prior to the expiry time of the Offer (without giving effect to, applying or taking into consideration any material qualification already contained in such covenant or obligation);
Absence of Misrepresentations — Terra Nova shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Mass with any securities commission or similar securities regulatory authority or any applicable stock exchange or self-regulatory authority, including any prospectus, financial statement, management proxy circular, press release or any other document so filed by Mass which Terra Nova shall have determined in its reasonable judgment constitutes a material adverse effect in respect of Mass or, if the Offer or subsequent acquisition transaction were consummated, would reasonably be expected to have a Material Adverse Effect in respect of Terra Nova;
NYSE Approval — Terra Nova shall have received approval from the NYSE for the listing of Common Shares issuable pursuant to the Offer on the NYSE; and
Absence of Certain Events — There shall not have occurred (i) any general suspension of trading in securities on the NYSE, the American Stock Exchange or on the NASDAQ, for a period in excess of twenty-four hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation or proposed limitation (whether or not mandatory) by any United States

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governmental authority that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (iv) the commencement of a war involving the United States that, in the reasonable judgment of Terra Nova, materially affects Terra Nova, Mass, Terra Nova’s ability to consummate the Offer or materially adversely affects securities markets in the United States generally or (v) in the case of any of the situations in items (i) through (iv) above existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.
DIRECTORS’ AND OFFICERS’ SHAREHOLDINGS
The following table details the number of Mass Shares, and outstanding options vested as at October 7, beneficially owned by the Directors or officers of the Company or over which they exercise control or direction.

No. of other Mass
	No. of Mass Shares		Shares which are		No. of Vested
	owned as at	% of Issued Mass	controlled or	% of Issued Mass	Options as at
Name of Director	October 7, 2010	Shares (1)	directed	Shares (1)	October 7, 2010
Michael J. Smith	92,727	0.35%	3,394,614 (2)	13.0%	Nil
Eugene Chen	Nil	n.a.	Nil	n.a.	Nil
Ravin Prakash	Nil	n.a.	Nil	n.a.	Nil

(1)	Based on 26,204,716 Mass Shares issued and outstanding on September 29, 2010.

(2)	Michael Smith, the Chairman of Mass, is the sole director and officer of Mass Employees Incentive Corp. and, as such, has sole voting and dispositive power over the Mass Shares held by Mass Employees Incentive. Mass Employees Incentive Corp. holds Mass Shares as discretionary equity-based awards for employees of Mass.
Other than as disclosed above, no associates of the Directors or Officers of the Company own, control or direct any shares in the Company.
ISSUE OF SHARES TO AND VESTING OF OPTIONS BY DIRECTORS AND OFFICERS
No shares were issued to Directors and Officers during the two year period preceding October 7, 2010. No options have been issued to Directors and Officers at all. Michael J. Smith is holding 92,727 Mass Shares and is the sole director and officer of Mass Employees Incentive Corp. and, as such, has sole voting and dispositive power over the Mass Shares held by Mass Employees Incentive Corp. Mass Employees Incentive Corp. holds Mass Shares as discretionary equity-based awards for employees of Mass
SHAREHOLDERS OWNING MORE THAN 10% OF THE SHARES
The following details the number of Mass Shares, and percentage of the total Mass Shares, beneficially owned or controlled or directed by shareholders which are known by the Directors to represent more than 10% of the Mass Shares:

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		Percentage of Mass Shares
Name	Number and Class of Mass Shares Owned	Owned (1)
Peter Kellogg	5,115,630 (2) Mass Shares	19.5%
Mass Employees Incentive Corp. (3)	3,394,614 Mass Shares	13.0%

(1)	Based on 26,204,716 Mass Shares issued and outstanding on September 29, 2010.

(2)	In his public filings in relation to Terra Nova, Mr. Kellogg disclaims beneficial ownership of a significant majority of Terra Nova Common Shares held. As there are no statutory public filings for Mass Shares, Terra Nova is unaware whether Mr. Kellogg disclaims beneficial ownership of some or all of such shares.

(3)	Michael Smith, the Chairman of Mass, is the sole director and officer of Mass Employees Incentive Corp. and, as such, has sole voting and dispositive power over the Mass Shares held by Mass Employees Incentive. Mass Employees Incentive Corp. holds Mass Shares as discretionary equity-based awards for employees of Mass.
INTERESTS IN THE OFFEROR
No Directors or Officers of Mass or their associates have, within the six months preceding the date of the Offer or otherwise, traded in any shares in the Offeror. Neither do any of them own, control or direct any shares in the Offeror.
Except for Mr Peter Kellogg, the Directors of Mass are not aware of any shares in the Offeror company which are owned, controlled or directed by shareholders that beneficially own more than 10% of Mass. However, it shall be noted that In his public filings in relation to the Offeror company Terra Nova, Mr Peter Kellogg disclaims beneficial ownership of a significant majority of Terra Nova common shares held.
Under the rights offering conducted by Terra Nova, which expired on September 1, 2010, Mass acquired 328,239 common shares of Terra Nova. The subscription price under the rights offering was $6.60 per share.
TRADING IN MASS SHARES
To the knowledge of the Directors:
1.	No Directors or Officers of Mass or their associates have traded any shares in Mass in the six months preceding the date of the Offer.
2.	No person owning, controlling or directing more than 10% of the shareholding in Mass has been trading in Mass Shares within the six months preceding the date of the Offer.
Mass did not purchase any of its own shares within the six months preceding the date of the Offer.
ACCEPTANCE OF OFFER
1.	All Directors or Officers of the Company or their associates who are holding Mass Shares and Mass Employees Incentive Corp. have accepted or intend to accept the Offer.

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2.	The Directors are informed that Mass Employees Incentive Corp. intends to accept the Offer. Otherwise, the Directors are not aware of any shareholder owning or exercising control over 10% or more of the shares whether such shareholders will accept or intend to accept the Offer.
Immediately following the successful completion of the Offer and the Merger, current shareholders of Terra Nova will hold approximately 60% of the common shares issued and outstanding, while Mass Shareholders will hold approximately 40% of the Common Shares issued and outstanding.
To the knowledge of the Directors and Officers of the Company, other than as set forth below, following the completion of the Offer and the Contemplated Transactions, there will be no person or company that beneficially owns, directly or indirectly, or exercises control or discretion over, voting securities of Terra Nova carrying 10% or more of the voting rights attached to any class of voting securities of Terra Nova.
Immediately following the completion of the Offer and the Contemplated Transactions, to the knowledge of the Directors and Officers of the Company (based solely upon a review of public filings made and other publicly available information) and assuming that their respective current holdings in Terra Nova and Mass remain unchanged, Mass estimates that Peter Kellogg will hold approximately 18.2% of the issued and outstanding common shares of Terra Nova, and Mass Employees Incentive Corp. will hold approximately 5.4% of the issued and outstanding common shares of Terra Nova.
MATERIAL CONTRACTS
1.	No Director or Officer of the Company or their associates has any interest in any material contract to which the Offeror is a party.
2.	The Directors are not aware of any shareholder owning or exercising control or direction over 10% or more of the shares having entered into any material contract to which the Offeror is party.
DIRECTORS’ AND OFFICERS’ CONTRACTS
Other than standard employment agreements, no Directors or Officers of the Company or its affiliates have any service contracts with the Company.
CONTRACTS WITH OFFEROR
No Directors or Officers have entered into any contract, agreement, commitment, understandings or arrangement made or proposed to be made with the Offeror. The Chairman of the Board, Mr Michael Smith, is the Chairman of the board of directors and an officer of the Offeror.
CONTRACTS BETWEEN SHAREHOLDERS AND THE OFFEROR
The Directors are unaware of any contracts, agreements or understanding made or proposed to be made between the Offeror and any shareholder of the Company.

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PRIOR SIX MONTHS’ TRADING
The Directors have reviewed the trading and price range of the Company’s shares over the last six months as disclosed in the Offer Document, and are of the view that such information is adequately disclosed.
FINANCIAL INFORMATION
The Company has not prepared any financial information for public filing since the issuance of its unaudited consolidated financial statements as of June 30, 2010 (“June 30, 2010 Financial Statements”) which were published and delivered to the Mass Shareholders. A copy of the June 30, 2010 Financial Statements is attached to this document in Appendix 2.
INTENT TO PURCHASE SHARES IN THE COMPANY
No Director or Officer of the Company intends to purchase shares in the Company during the course of the Offer. The Directors are not aware of any person having expressed an intent to purchase shares of the Company.
OTHER MATERIAL FACTS
On September 24, the Company, Terra Nova and Terra Nova Subco executed the Agreement the content of which is described accurately in the Offer Document. The Agreement was filed by terra Nova on a Form 6-K dated September 29, 2010, a copy of which is available for download on the SEC’s website (www.sec.gov).
FINANCIAL ADVISORS
The Company’s financial advisor, Southridge Investment Group L.L.C., Executive Pavillion, 90 Grove Street, Ridgefield CT 06877, has given and has not withdrawn its consent to its name appearing in this circular in the form and context in which it appears.
Southridge expresses no formal opinion in respect of this circular or its contents by virtue of their name being included herein, and have not audited any of the information herein.
DIRECTORS, CORPORATE SECRETARY, BOARD RESOLUTIONS
The following are the current Directors of the Company at the date of issuance of this Circular: Mr Michael J. Smith – Chairman, Mr Eugene Chen, Mr Ravin Prakash
Corporate Secretary: Mr Michael J. Smith
Board resolutions in respect to the Offer: On September 24, 2010, the Board passed a resolution to recommend to shareholders that they do accept the Offer. Mr Smith abstained from voting.

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THIS DIRECTORS’ CIRCULAR AND ITS CONTENTS WERE APPROVED BY THE BOARD OF DIRECTORS ON SEPTEMBER 24, 2010 UNANIMOUSLY (OTHER THAN THE CHAIRMAN WHO ABSTAINED FROM VOTING DUE TO HIS POSITION AS A DIRECTOR AND OFFICER OF TERRA NOVA) AND THE DELIVERY OF THIS CIRCULAR HAS BEEN AUTHORISED BY THE BOARD OF DIRECTORS.
/s/ Michael J. Smith
Chairman

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APPENDIX 1
THE FAIRNESS OPINION
September 30, 2010
The Special Committee of the Board of Directors
Mass Financial Corp.
Ruttonjee Centre
11 Duddell Street
Dina House
Eighth Floor • Unit 803
Central
Hong Kong
To the Special Committee of the Board of Directors:
Southridge Investment Group LLC (“Southridge”) understands that Mass Financial Corp. (“Mass” or the “Company”) is considering entering into an agreement (the “Agreement”) with Terra Nova Royalty Corporation (the “Purchaser”) pursuant to which the Purchaser will acquire all of the issued and outstanding shares of the Company not currently owned by the Purchaser or its affiliates by way of a take over bid at a price of one share of the Purchaser for one share of Mass (the “Shareholder Consideration”). The above description is summary in nature. The specific terms and conditions of the Offer will be set out in the agreement and will be more fully described in the notice of special meeting and management information circular which is to be mailed to Mass shareholders (the “Shareholders”) in connection with the Agreement.
Engagement of Southridge
Southridge was engaged by the Special Committee of the Board of Directors of Mass (the “Special Committee”) pursuant to an engagement agreement dated 23 September 2010 (the “Engagement Agreement”) to act as exclusive advisor to Mass in the evaluation of the Agreement. Pursuant to the Engagement Agreement, the Special Committee has asked Southridge to prepare deliver to the Special Committee Southridge’s opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Shareholder Consideration to be received by Shareholders other than the Purchaser and its affiliates. Southridge has not been asked to prepare, and has not prepared, a formal valuation or appraisal of the shares or any other assets or other securities of Mass and the Opinion should not be construed as such.
FINANCIAL SERVICES
SOUTHRIDGE INVESTMENT GROUP LLC IS AN SEC REGISTERED BROKER/DEALER, MEMBER FINRA5PC
SOUTHRIDGE WEALTH MANAGEMENT LLC IS AN SEC REGISTERED INVESTMENT ADVISOR

Executive Pavillion - 90 Grove Street - Ridgefield CT 06677
MAIN 203 431 8081 FAX 203 431 8309

850 Third Avenue - 15th Floor - New York, NY 10022
MAIN 212 508 2100 FAX 212 5082107	southridgegroup.com - southridgewealthmanagement.com

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The terms of the Engagement Agreement provide that Southridge will receive a fee for its services and is to be reimbursed for its reasonable out-of-pocket expenses. Furthermore, Mass has agreed to indemnify Southridge (directors, employees and controlling persons), against expenses, losses, claims, actions, suits, proceedings, damages and liabilities which may arise directly or indirectly from services performed by Southridge in connection with the Engagement Agreement. Subject to terms of the Engagement Agreement, Southridge consents to the inclusion of the Opinion and a summary thereof, in a form acceptable to Southridge, in the Information Circular and to the filing of the Information Circular by Mass.
About Southridge Investment Group (“SIG”)
Southridge Investment Group LLC is a full service, U.S., registered broker-dealer and investment banking, FINRA/SIPC member firm. The investment banking practice focuses on the sponsorship needs of small, medium and emerging growth companies as well as the needs of both institutional and individual investors interested in that segment of the market. The firm offers a full range of corporate finance services, including underwritings, M & A, financial advisory, valuations and private placements.
The Opinion represents the opinion of Southridge and its form and content have been reviewed by senior investment banking professionals of Southridge, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.
Relationship with Interested Parties
Southridge, and its affiliates, is not an insider, associate or affiliate of Mass or the Purchaser, or any of their respective associates, or affiliates (collectively the “Interested Parties”). Neither Southridge nor any of its affiliates is an advisor to any of the Interested Parties with respect to the Agreement other than to Mass pursuant to the Engagement Agreement.
Southridge and/or any of its affiliates have not been engaged to provide any financial advisory services to, and have not acted as lead or co-lead manager on any offering of securities of, Mass or any other Interested Party, or had a material financial interest in any transaction involving Mass or any other Interested Party during the 24 months preceding the date of the Engagement Agreement.
As a Broker/Dealer, Southridge conducts research on securities and may, in thy ordinary course of its business, provide research reports and investment advice to its clients on investment matters.

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No understandings or agreements exist between Southridge and the Company or any other Interested Party with respect to future financial advisory or investment banking business. Southridge may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Mass, or any other Interested Party.
Scope of Review
In connection with the Opinion, Southridge reviewed and relied upon (without attempting to verify independently the completeness or accuracy of) or carried out, among other things, the following:
▪	2009 Annual Report of Mass

▪	2009 Annual Report of the Purchaser

▪	unaudited interim financial statements for Mass and management’s discussion for the period ending 30 June 2010

▪	unaudited financial statements for the Purchaser and management’s discussion for the period ending 30 June 2010

▪	Valuation of the Wabush mine royalty as prepared by KPMG

▪	Memo regarding the valuation of the Wabush mine royalty

▪	Valuation of the Magnum Mines prepared for Mass

▪	Pro forma balance sheet of the combined entity as prepared by Terra Nova

▪	Fairness opinion provided to the board of directors of the Purchaser prepared by Raymond James

▪	Other financial and operating reports of Mass and analysis as provided by Mass management

▪	Certain material documents with respect to Mass, its operations and its assets

▪	Public information relating to the business, operations, share trading history and financial performance of Mass and other selected public entities considered relevant

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▪	Discussions with senior management of Mass and the Purchaser including Michael Smith, M.Y. Ho, Ernest Alders, Reinhard Mueller and Ken Yuen, amongst others, with respect to the information referred to above and other issues deemed relevant.

▪	Discussions with the Special Committee and the Board with respect to the information referred to above and other issues deemed relevant.

▪	Such other corporate, industry and financial market information, investigations and analyses as Southridge considered necessary or appropriate in the circumstances.
Southridge has not, to the best of its knowledge, been denied access by the Company to any information requested by Southridge. Southridge has relied on information presented by the Company as to the accuracy and fair presentation of, and relied upon the audited financial statements of Mass and the reports of the auditors thereon.
Assumptions and Limitations
With the Special Committee’s acknowledgement and agreement as provided for in the Engagement Agreement, Southridge has relied upon information presented by the Company as to the accuracy, completeness and fairness of presentation of all financial and other data, information and material provided to Southridge by or on behalf of the Company or its representatives in respect of the Company and its affiliates in connection with the Agreement (collectively, the “Information”). The Opinion is conditional upon such accuracy, completeness and fair presentation. Subject to the exercise of professional judgment, and except as expressly described herein, Southridge has not attempted to verify independently the accuracy, completeness or fairness of presentation of any of the Information.
With respect to budgets, forecasts, projections or estimates provided to Southridge and used in its analyses, Southridge notes that projecting future results is inherently subject to uncertainty. Southridge has acknowledged, however, that such budgets forecasts, projections and estimates were prepared using the assumptions identified therein which, in the opinion of Mass, are, or were at the time of preparation and continue to be, reasonable under the circumstances. Southridge expresses no independent view as to the reasonableness of such budgets, forecasts, projections and estimates or the assumptions on which they are based.
Senior officers of Mass have, on behalf of Mass, represented to Southridge that after due inquiry to the best of their respective knowledge, information and belief (i) Mass has no information or knowledge of

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any facts, public or otherwise, not specifically provided to Southridge relating to Mass which would reasonably be expected to affect materially the Opinion to be given by Southridge; (ii) with the exception of forecasts, projections or estimates referred to in subparagraph (iv) below, the Information is, or in the case of historical information was at the date of preparation, true, complete and accurate and did not and does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the Information not misleading in the light of the circumstances in which it was presented; (iii) to the extent that any of the Information identified in subparagraph; (ii) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to Southridge or updated by more current information not provided to Southridge by Mass and there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Mass and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion; (iv) any portions of the Information provided to Southridge which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of Mass, are (or were at the time of preparation and continue to be) reasonable under the circumstances.
In preparing the Opinion, Southridge has made several assumptions, including that all final or executed versions of documents will conform in all material respects to the drafts provided to Southridge; the Information Circular will be distributed to Shareholders in accordance with all applicable laws; the disclosure in the Information Circular will be accurate, in all material respects, and will comply, in all material respects, with the requirements of all applicable laws; conditions precedent to be satisfied to complete the Agreement can be satisfied; all approvals, authorizations, consents, permissions, exemptions or orders of relevant regulatory authorities required in respect of or in connection with the Agreement can be obtained, without adverse condition or qualification; and that all steps or procedures being followed to implement the Agreement will be valid and effective. In its analysis in connection with the preparation of the Opinion, Southridge made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Southridge or Mass.
The Opinion has been provided for the exclusive use of the Special Committee in considering the Agreement and is not intended to be, and does not constitute, a recommendation that Shareholders should vote in favor of the Agreement. The Opinion may not be published, disclosed or used for any other purposes by any other person or relied upon by any other person other than the Special Committee with out the express prior written consent of Southridge.

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The Opinion does not address the relative merits of the Agreement as compared to other transactions or business strategies that might be available to Mass. In considering fairness, from a financial point of view, Southridge considered the Agreement from the perspective of Shareholders generally and did not consider the specific circumstances of any particular Shareholder. The Opinion is rendered as of September 24, 2010, on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of Mass and its subsidiaries and affiliates as they were reflected in the Information provided to Southridge. Any changes therein may affect the Opinion and, although Southridge reserves the right to change or withdraw the Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or update the Opinion after such date. Southridge is not an expert on, and did not render advice to the Special Committee regarding legal, accounting, regulatory or tax matters.
The preparation of an opinion is a complex process and is not necessarily amendable to partial analysis or summary description, Southridge believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Opinion. Accordingly, the Opinion should be read in its entirety.
Conclusion
Based upon and subject to the foregoing, Southridge is of the opinion that, as of 24 September 2010, (i) the Shareholder Consideration to be received by the Shareholders pursuant to the Agreement is fair, from a financial point of view, to the Shareholders other than the Purchaser.
Best Regards,

Conrad R. Huss
Senior Managing Director

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APPENDIX 2
MASS FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
June 30, 2010 and December 31, 2009
(U.S. Dollars in Thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$235,312	$329,554
Securities	17,171	17,196
Restricted cash	2,125	2,466
Loan receivable	12,723	111
Trade and other receivables	27,110	19,778
Inventories	50,759	46,197
Properties for sale	11,675	13,616
Tax receivables	1,747	3,138
Prepaid and other	17,935	5,211

Total current assets	376,557	437,267
Non-current Assets
Restricted cash	28	29
Securities	13,421	5,880
Securities, restricted	—	9,357
Property, plant and equipment	25,280	5,460
Investment property	35,595	41,290
Goodwill	4,793	5,657
Deferred tax assets	3,539	3,317
Equity method investments	4,921	4,074

Total non-current assets	87,577	75,064

Total assets	$464,134	$512,331

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	June 30,	December 31,
	2010	2009
LIABILITIES
Current Liabilities
Financial liabilities, short-term bank loans	$102,978	$141,016
Trade and other payables and accrued expenses	44,233	45,714
Provisions	1,090	959
Income tax liabilities	840	933
Long-term debt, current portion	1,921	16,071

Total current liabilities	151,062	204,693
Long-term liabilities
Long-term debt, less current portion	50,922	58,097
Financial liabilities	—	9,357
Decommissioning and restoration liabilities	972	—
Deferred tax liabilities	1,953	1,367
Note payable	—	1,672
Other non-current liabilities	26,171	25,829

Total long-term liabilities	80,018	96,322

Total Liabilities	231,080	301,015
EQUITY
Shareholders’ equity
Common stock, net	47,032	46,132
Equity component of convertible debt	620	800
Other reserves	(11,221)	(3,073)
Retained earnings	178,931	166,461

Total shareholders’ equity	215,362	210,320
Noncontrolling interests	17,692	996

Total Equity	233,054	211,316

Total Liabilities and Equity	$464,134	$512,331

The accompanying notes are an integral part of these consolidated financial statements.

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MASS FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
For Six Months Ended June 30, 2010 and 2009
(U.S. Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	2010	2009
Revenues from sales, services and other	$170,635	$210,599
Share of the results of associates and joint ventures	3,066	1,898

Total revenues	173,701	212,497
Expenses
Cost of sales	139,907	124,577
General and administrative	13,767	14,884
Interest	4,787	4,920
Other	2,901	3,278

	161,362	147,659

Operating profit	12,339	64,838
Other items
Currency transaction gain (loss)	1,843	(3,836)

Profit before income taxes	14,182	61,002
Provision for income taxes	(805)	(482)

Net income	$13,377	$60,520

Attributable to:
Shareholders of Mass Financial Corp.	$12,470	$60,331
Non-controlling interests	907	189

	$13,377	$60,520

Earnings per share
basic	$0.56	$2.97

diluted	$0.48	$2.22

Number of weighted average shares outstanding, basic	22,244,083	20,333,696

Number of weighted average shares outstanding, diluted	26,478,659	27,264,252

The accompanying notes are an integral part of these consolidated financial statements.

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MASS FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For Six Months Ended June 30, 2010 and 2009
(U.S. Dollars in Thousands)
(Unaudited)

	2010	2009
Cash flows from operating activities
Net income	$13,377	$60,520
Adjustments for:
Amortization and depreciation	700	451
Share of the results of associates and joint ventures	(3,066)	(1,898)
Currency transaction (gain) loss	(1,841)	3,836
(Gains) losses on securities at fair value through profit or loss	1,780	(1,914)
(Gains) losses on long-term securities and subsidiaries	(58)	594
Extinguishment of preferred share liability	—	(49,142)
Bad debt expense (recovery)	(2)	225
Deferred income taxes	(149)	51
Warrants received for fees	(3,025)	—
Mark-to-market valuation adjustment on inventories	(4,173)	—
Debt settlements	—	(15,335)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Short-term securities	(2,588)	(6,041)
Restricted cash	339	15,794
Trade receivables	(9,427)	6,271
Receivables, other	7,617	4,968
Inventories	(4,037)	12,637
Prepaid and other	(12,053)	(9,425)
Trade and other payables and accrued expenses	(2,716)	(11,563)
Financial liabilities, short-term trading loans	(19,332)	38,320
Other	429	443

Cash flows (used in) provided by operating activities	(38,225)	48,792
Cash flows from investing activities
Net increase in loans	(12,612)	(11,779)
(Purchase) sales of long-term securities, net	(11,289)	47
Purchases of property, plant and equipment, net	(398)	(1,263)
Purchase of investment property	—	(249)
Purchases of subsidiary, net of cash acquired	(1,621)	—

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	2010	2009
Distributions from joint ventures, net	2,169	2,356

Cash flows used in investing activities	(23,751)	(10,888)
Cash flows from financing activities
Borrowings	—	3,994
Debt repayments	(11,603)	(3,729)

Cash flows (used in) provided by financing activities	(11,603)	265
Exchange rate effect on cash and cash equivalents	(20,663)	4,961

(Decrease) increase in cash and cash equivalents	(94,242)	43,130
Cash and cash equivalents, beginning of period	329,554	201,622

Cash and cash equivalents, end of period	$235,312	$244,752

Cash and cash equivalents at end of period consisted of:
Cash and deposits	$233,970	$203,252
Money market funds	1,342	41,500

	$235,312	$244,752

The accompanying notes are an integral part of these consolidated financial statements.

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MASS FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
Note 1. Basis of Presentation
The interim consolidated financial statements include the accounts of Mass Financial Corp. (“MFC”) and its subsidiaries (collectively, the “Company” or the “Group”). The notes are stated in United States dollars (except for per share amounts or unless otherwise indicated), as rounded to the nearest thousands.
The interim period consolidated financial statements have been prepared by the Company in accordance with International Financial Reporting Standards (“IFRS”), which include International Accounting Standards (“IAS”) and Interpretations adopted by the International Accounting Standards Board (the “IASB”). The preparation of financial statements is based on accounting principles and practices consistent with those used in the preparation of the most recent annual financial statements. Certain information and footnote disclosure normally included in the consolidated financial statements prepared in accordance with IFRS have been condensed or omitted. These interim consolidated financial statements should be read together with the audited consolidated financial statements and the accompanying notes included in the Company’s latest annual report.
The preparation of financial information requires the use of estimates and assumptions about future conditions. Use of available information and application of judgment are inherent in the formation of estimates. Management’s best estimates are based on the facts and circumstances available at the time estimates are made, historical experience, general economic conditions and trends, and management’s assessment of probable future outcomes of these matters. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.
The measurement procedures followed in the interim financial statements are designed to ensure that the resulting information is reliable and that all material financial information that is relevant to an understanding of the financial position or performance of the Company is appropriately disclosed. While measurements in both annual and interim financial statements are often based on reasonable estimates, the preparation of interim financial statements generally requires a greater use of estimation methods than annual financial statements. Actual results in the future could differ from these estimates, and such differences could be material.
In the opinion of the Company, its interim consolidated financial statements contain all normal recurring adjustments necessary in order to present a fair statement of the results of the interim periods

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presented. The results of the periods presented herein may not be indicative of the results for the entire year. There is no impact from seasonality or cyclicality on the Company’s interim operations.
The condensed interim consolidated financial statements have not been audited or reviewed by the Company’s auditors.
Certain prior period amounts have been reclassified to conform to the current period’s presentation.
Note 2. Nature of Business
The Group is in the merchant banking business and its principal activities focus on provision of financial services. This includes proprietary investing and trading activities on an international basis which are facilitated by the Group. The Group seeks investments in many industries, emphasizing those business opportunities where the perceived intrinsic value is not properly recognized. The Group uses its financial and management expertise to add or unlock value. The Group also purchases commodities, properties and provides trade financing.
The Group’s operations include commodities and properties, principally for its own account. To a lesser extent, the Group also acts as an agent for clients. The commodities, financing and properties are primarily conducted through subsidiaries.
Note 3. Foreign Currency Translation and Transaction
The presentation currency (or reporting currency) of MFC is United States dollars. Where the financial statements of subsidiaries are presented in a currency other than United States dollars, their reported figures are translated into United States dollars. Pursuant to IAS 21, the Effects of Changes in Foreign Exchange Rates, assets, liabilities, contingent liabilities and other financial obligations of self-sustaining subsidiaries are translated at the closing rate at the date of the balance sheet and revenues and expenses are translated at exchange rates at the dates of the transactions. The resulting currency translation adjustments are recognized as a separate component of equity and do not affect earnings.
Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in the consolidated statements of operations.

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Note 4. Accounting Policies
In 2010, the Group adopted the following standards and amendments to existing standards which are effective in the current accounting period and relevant to its operations:

IFRS 3 (Revised)	Business Combinations

Amendments to IAS 27	Consolidated and Separate Financial Statements

Amendments to IFRS 39	Eligible Hedged Items

IFRC 17	Distribution of Non-cash Assets to Owner
With the exception of IFRS 3 (Revised) and amendments to IAS 27, there are no changes in accounting policies that affect the Group’s financial statements resulting from adoption of the above standards and amendments.
Business Combinations
Pursuant to IFRS 3 (Revised), a business combination is generally accounted for by applying the acquisition method whereby the identifiable assets acquired and the liabilities assumed are measured at their acquisition-date fair values.
IFRS 3 (Revised) and the related amendment to IAS 27 provide guidance for applying the acquisition method for business combinations. The major changes from the previous standards include: the immediate expensing of all acquisition- related costs, the inclusion in the cost of acquisition of the fair value at acquisition date of any contingent purchase consideration, the remeasurement of previously held equity interest in the acquiree at fair value in a business combination achieved in stages, and accounting for changes in a parent’s ownership interest in a subsidiary undertaking that do not result in the loss of control as equity transactions. The adoption of IFRS 3 (Revised) and the related amendment to IAS 27 has resulted in changes in the accounting policies for goodwill and change in attributable interests in subsidiary undertakings. Until December 31, 2009, acquisition- related costs were included in the cost of a business combination; contingent purchase consideration was recognized in goodwill as incurred; the cost of each exchange transaction in a business combination achieved in stages was compared with the fair values of the acquiree’s identifiable net assets to determine the amount of goodwill associated with that transaction; the difference between the cost of acquisition and the carrying amount of the proportion of minority interest acquired in respect of an increase in attributable interest in a subsidiary undertaking was recognized as goodwill or credited to profit and loss as discount on acquisition, where appropriate; and the difference between the proceeds and the carrying amount of the proportion sold in respect of a decrease in attributable interest in a subsidiary undertaking was recognized as profit or loss on disposal. The Group continues to measure non- controlling interest in an acquiree in a business combination at the non- controlling interest’s proportionate share of the acquiree’s identifiable net assets.

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If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group shall report in its financial statements provisional amounts for the items for which the accounting is incomplete. During the measurement period, the Group shall retrospectively adjust the provisional amounts recognised at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date and, if known, would have affected the measurement of the amounts recognised as of that date. During the measurement period, the Group shall also recognise additional assets or liabilities if new information is obtained about facts and circumstances that existed as of the acquisition date and, if known, would have resulted in the recognition of those assets and liabilities as of that date. The measurement period ends as soon as the Group receives the information it was seeking about facts and circumstances that existed as of the acquisition date or learns that more information is not obtainable. However, the measurement period shall not exceed one year from the acquisition date.
Interest in a Joint Venture
In connection with an acquisition of an energy company (see Note 5), the Group conducts certain energy activities through joint ventures where the ventures have a direct ownership interest in, and jointly control, the assets of the venture. The Group recognizes, on a line-by-line basis in the consolidated financial statements, its share of the assets, liabilities, income and expenses of these jointly controlled assets.
Note 5. Acquisition of a Subsidiary
In a series of transactions which were completed on June 30, 2010, MFC subscribed approximately 17.8% of common shares of Canoro Resources Ltd. (“Canoro”) for cash of $3,163 under a private placement and acquired approximately 35.1% of common shares for cash of $11,766 under a rights offering. As a result, MFC currently owns and controls approximately 52.9% of the total outstanding common shares and commenced to consolidate the acquiree from June 30, 2010.
In addition, pursuant to an investment agreement with respect to the rights offering, MFC received 34,692,791 warrants, each exercisable within six months into one common share at a subscription price of CAD0.10 per share.
Pursuant to a credit agreement, MFC has granted a facility up to $35,000 for a term of two years and a structured facility up to $40,000 for a term of five years. The loans are convertible into the common shares and are secured by all the assets. No facility was drawn at June 30, 2010.
The acquisition was accounted for as a business combination pursuant to IFRS 3 (Revised). The subsidiary operates energy business and has resources in India. The reason of the acquisition is to develop energy projects. The aggregated cost of the acquisition (including warrants) totaled $17,964.

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The fair value of the assets acquired and liabilities assumed at the acquisition date was allocated as follows:

Cash	$13,319
Other current assets	8,937
Property, plant and equipment	20,458
Current liabilities	(7,783)
Non-current liabilities	(972)
Non-controlling interests	(15,995)

Total identifiable net assets acquired	$17,964

Total consideration transferred	$17,964

This business combination was not considered as a material business combination. No intangible assets were recognized.
The consolidated revenue and net income for the current reporting period would be $177,054 and $10,726, respectively, had the subsidiary been acquired as of January 1, 2010.
The initial accounting for the business combination of the subsidiary is incomplete by June 30, 2010 as a result of certain litigations (see Note 9) and, therefore, the amounts for the balance sheet items are provisional only. The provisional amounts recognized at the acquisition date shall be retrospectively adjusted during the measurement period to reflect new information to be obtained. The measurement period should not exceed June 30, 2011.
Note 6. Current Financial Liabilities
Short-term bank loans comprised the following at June 30, 2010:

Short-term bank loans	$94,208
Structured trade finance	8,770

$102,978

As at June 30, 2010, the Group had credit facilities aggregating $396,767 for its commodities activities as follows:
The Group had credit facilities aggregating $292,306, of which $91,925 were for structured trade finance (“STF”) and the balance of $200,381 were for either STF or short-term bank loans. Short-term bank loans are used to finance the Group’s day-to-day business, primarily trade financing and activities in commodities. The banks generally charge an interest rate at inter-bank rate plus an interest margin. The

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facilities are renewable on a yearly basis. STF is a special trade financing. The margin is negotiable when the facility is used.
In addition, the Group had a non-recourse factoring arrangement with a bank up to a credit limit of $104,461 for the Group’s commodities activities, of which $35,764 were used as at June 30, 2010. Generally, the Group factors all of its trade receivable accounts upon invoicing, at inter-bank rate plus a margin. The factoring facility is renewable on a yearly basis.
Note 7. Revenues
The majority portion of the revenues are derived from sales of commodities. The remaining portion are derived from the provision of consulting and financial services and net realized and unrealized gains/losses on the securities.
The Group’s total revenues comprised the following for the six months ended June 30, 2010 and 2009, respectively:

	2010	2009
Commodities	$99,765	$88,103
Trade and financial services	59,209	43,430
Debt settlements	—	15,335
Interest and dividend	3,719	7,475
Extinguishment of preferred share liability	—	49,142
Securities and investment property	1,617	1,155
Equity income	3,066	1,898
Other income	6,325	5,959

Total revenues	$173,701	$212,497

Note 8. Related Party Transactions
In the normal course of its operations, the Group enters into transactions with related parties which include affiliates which the Group has a significant equity interest (10% or more) in the affiliates or which has the ability to influence the affiliates’ or the Group’s operating and financing policies through significant shareholding, representation on the board of directors, corporate charter and/or bylaws. In the normal course of business, the Group enters into sales, service and financing transactions with these related parties. All transactions with related parties are conducted on the same commercial terms that are normally conducted with unrelated third parties.

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In addition to transactions disclosed elsewhere in these consolidated financial statements, the Group had the following transactions with affiliates during the period ended June 30, 2010:

Sales of goods	$248
Interest income	171
Fee income	952
Purchase of goods	2,432
Interest expense	16
General and administrative expense	26
As at June 30, 2010, the Group had following balance sheet items with affiliates:

Current loan receivable	$12,723
Trade receivables	40
Other receivables	75
Prepaid and other	12,976
Non-current securities	1,268
Trade payable	448
Other payables and accrued expenses	187
In addition, in March 2010, MFC and the prior owner entered into: (i) an agreement whereby MFC agreed to offset its note payable of $1,672 plus accrued interest thereon against its receivables due from the prior owner; and (ii) agreements whereby MFC agreed to unwind MFC’s restricted securities and the long-term financial liabilities. The transactions resulted in no gain or loss to both parties. Furthermore, in June 2010, MFC granted temporary bridge financing of $8,000 to the affiliate. The affiliate did not pay any interest and fees to MFC in relation to such bridge financing.
Note 9. Changes in Contingent Liabilities Since the Last Annual Balance Sheet
Litigation
The Company and its subsidiaries are subject to litigation in the normal course of business. Management considers the aggregate liabilities which may result from such litigation not material at June 30, 2010, except for the following:
On June 1, 2010, Canoro received a Show Cause Notice (the “Notice”) from the Government of India Ministry of Petroleum and Natural Gas (“MOPNG”) alleging that Canoro had, by way of the transactions under the investment agreement with MFC, violated the Production Sharing Contract (“PSC”) respecting Amguri. On August 14, 2010, Canoro served notice on the MOPNG, referring the matter to an arbitration tribunal. On August 30, 2010, Canoro announced that the MOPNG had provided a notice that it was terminating the Amguri PSC. On August 31, 2010, Canoro obtained an ad interim injunction from the Indian Court prohibiting termination of the Amguri PSC. The ad interim injunction has been granted until November 5, 2010, being the date of the next scheduled hearing of the matter. The

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question of whether Canoro is in breach of the Amguri PSC remains subject to determination by an arbitration tribunal.
Canoro’s Amguri project is its primary operating asset. A termination of the Amguri PSC may result in the Company losing all or a substantial portion of its investment in the Amguri project, and may have a material adverse affect on the results of operations and financial position of the Company. Based upon its current assessment, management believes that the MOPNG’s termination of the Amguri PSC lacks merit. However, due to the inherent nature of litigation, management can provide no assurances as to the eventual outcome.
Canoro has received an arbitration notice from Assam Company India Ltd. (“ACIL”) in August 2010 subsequent to the High Court directive in the case filed by ACIL for the “Injunction of the Investment agreement with MFC”.
Off-Balance Sheet Guarantees
As at June 30, 2010, the Group had issued guarantees up to a maximum of $26,435 to its trading and financing partners in the normal course of its commodities activities. As of June 30, 2010, $1,929 has been used and outstanding and has not been recorded as liabilities in the consolidated balance sheet. There has been no claim against the guarantees.
Commitment
The Group has granted a credit facility up to $20,000 to an affiliate, of which $12,723 had been drawn and outstanding as at June 30, 2010. The credit facility is to expire in December 2010 and may be extended for one additional term of up to six months at the option of the Group. (See Note 11.)
The Group, as a result of the consolidation of Canoro, is required, pursuant to PSCs in India, to perform minimum exploration activities that include the drilling of exploration wells. These obligations, which amount to $2,300 in the year, have not been provided for in the financial statements.
In 2007 and 2009, Canoro entered into two limited-recourse funding agreements of $10,000 and $4,000, respectively, for its capital expenditure programs in India with a private fund based in Jersey, Channel Islands (the “Fund”). The Fund is only entitled to receive repayments based on Canoro’s share of gross revenue from the particular fields at pre-determined percentages. The agreements also provides that Canoro shall have the option to buy back the Fund’s entitlements, after recovery of initial investment, with a pre-determined payment of $12,750 and $5,100, respectively, prior to December 31, 2012. If any of the options is exercised by Canoro, the Fund will be granted, subject to Toronto Stock Exchange’s approval, warrants to subscribe for 5,000,000 and 2,000,000, respectively, common shares of Canoro.

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Note 10. Financial Instruments — Additional Disclosure
Reclassification of a financial instrument asset
During the second half of 2008, in the midst of the world’s financial crisis and in response to the amendments to IFRS 7, Reclassification of Financial Assets, the Group, after concluding that the 2008 financial crisis was a rare situation, reclassified a short-term security out of the fair value through profit and loss category into the long-term available-for-sale category.
Pursuant to IFRS 7, additional information on the reclassified security during the six months ended June 30, 2010 is as follows:

Carrying amount of the financial asset that has been reclassified	$157
Fair value of the financial asset that has been reclassified	157
Fair value gain (loss) which would have been recognized in net income*	(31)

*	The amount was included in the equity section directly.
There was no security which as reclassified into available-for-sale category out of held-for-trading category during the current period.
Derivatives
In the normal course of business, the Group entered into derivative contracts. As at June 30, 2010, the Group had the following derivative positions outstanding:

Nature of derivatives	Notional amount	Holding Gain	Holding Loss
Foreign exchange	$61,170	$—	$1,963
Commodities	48,446	1,057	655
Note 11. Subsequent Event
On September 2, 2010, MFC and an affiliate entered into a bonding and facilities continuation agreement whereby MFC extended the maturity date of the facility of $20,000 to December 8, 2011 or, if extended, the day so elected by MFC shall be no later than six months after December 8, 2011.
Note 12. Approval of Consolidated Financial Statements
The board of directors of MFC approved the interim consolidated financial statements for period ended June 30, 2010 on September 15, 2009.

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